EXHIBIT 99.1

RPC, Inc. Expands its Oilfield Cementing Service Line Through the Acquisition of Spinnaker Oilwell Services, LLC

ATLANTA, June 30, 2023 - RPC, Inc. (NYSE: RES) announced the acquisition, effective July 1, 2023, of Spinnaker Oilwell Services, LLC (“Spinnaker”), a leading provider of oilfield cementing services in the Permian and Mid-Continent basins. Spinnaker, headquartered in Oklahoma City, OK, operates two facilities located in El Reno, OK and Hobbs, NM and maintains 18 full-service cementing spreads.

The purchase price was $79.5 million in exchange for 100 percent of Spinnaker’s equity. The transaction consideration consisted of approximately $77.0 million of cash, and the $2.0 million payoff and $0.5 million assumption of capital lease liabilities. The agreement contains a post-closing adjustment window for an agreed-upon level of Spinnaker’s working capital, as well as other usual and customary items.

“The acquisition of Spinnaker will significantly expand RPC’s cementing business from its presence in South Texas to basins in which we currently provide other services,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer. “We are excited to add Spinnaker as it represents a valuable strategic opportunity for our company. We are impressed with Spinnaker’s management team, talented workforce and the quality of its operations, and plan to continue operating under the Spinnaker name.”

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including statements regarding Spinnaker’s strategic value to RPC, our ability to expand RPC’s cementing service line, and our ability to integrate it into our company. We may be unable to integrate successfully the operations and assets of Spinnaker with our own business. Any inability on our part to integrate and manage the growth of Spinnaker could have a material adverse effect on our results of operations and financial condition. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates, and expectations is contained in RPC's Form 10-K for the year ended December 31, 2022.

Advisors

Arnall Golden Gregory LLP served as legal counsel to RPC. FMI Capital Advisors, Inc. served as financial advisor to Spinnaker, and Locke Lord LLP served as legal counsel.

About RPC

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc. or this press release, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net

For information about the Seller, please contact:

Gregory D. Laake

Managing Partner

Catapult Energy Services Group LLC

catapult.finance@catapultservices.net